Exhibit 4(b)(3)
October 12, 2004

Raybestos Products Company
1204 Darlington Avenue
Crawfordsville, IN 47933

Raytech Automotive Components Company
44600 Merrill Road
Sterling Heights, MI 48314

Re: Sixth Amendment to Loan and Security Agreement

Gentlemen:

Reference is made to the Loan and Security Agreement dated September 28, 2000 by and between Raybestos Products Company, Raytech Automotive Components Company, and Automotive Composites Company (collectively the “Borrowers”) and Congress Financial Corporation (New England) (the “Lender”), as amended by that certain Amendment to Loan and Security Agreement dated March 31, 2003, that certain Second Amendment to Loan and Security Agreement dated August 12, 2003, that certain Third Amendment to Loan and Security Agreement dated November 12, 2003, that certain Fourth Amendment to Loan and Security Agreement dated April 5, 2004 and that certain Waiver and Fifth Amendment to Loan and Security Agreement dated May 10, 2004 (as so amended, the “Loan Agreement”). All capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Loan Agreement. This agreement is hereby referred to as the “Sixth Amendment” or “this Letter Agreement.”

(1)  Background. Borrowers have requested that Lender consent to Borrower’s execution, delivery and performance of a certain Access and Security Agreement and a certain Accommodation Agreement, each between Raytech Automotive Components Company and General Motors Corporation (“GM”) in the form attached hereto as Exhibits A and B, respectively (together, the “GM Agreements”).

(2)  Waiver. Subject to the terms and conditions hereof, Lender hereby waives any defaults under the Financing Agreements that would, absent such waiver, arise solely on account of Borrowers’ execution, delivery and performance of the GM Agreements. This waiver is limited to and enforceable only to the extent specifically set forth herein and shall not be construed as a bar to or waiver of any right, power and/or remedy which Lender would have on any future occasion, whether similar in kind or otherwise.

October 12, 2004

(3)  As to Performance of GM Agreements. As conditions to Lender’s consent to Borrowers’ execution, delivery and performance of the GM Agreements, Borrowers agree as follows for the benefit of Lender (capitalized terms as used in this Section (3) not otherwise defined in the Loan Agreement or herein shall have the meanings ascribed to them in the GM Agreements):

(a)	Borrower shall not modify, or grant waivers or extensions under, the GM Agreements except with the prior written consent of Lender;

(b)	Upon GM’s exercise of any Right of Access:

i.	Lender shall have full, immediate and unfettered access to the Sterling Heights Facility to monitor the same and Lender’s collateral;

ii.
Borrowers shall cause all payments to be made by GM to Borrower under the GM Agreements to be made directly to Lender’s lockbox for partial repayment of the Loans in such order and manner as Lender may elect in its discretion; and

iii.
Outstanding Loans in an amount equal to Loans extended on the basis of collateral situated or created at the Sterling Heights Facility (as reasonably determined by Lender) shall become immediately due and payable, and Borrowers shall immediately provide a repayment plan for the same to Lender (which, to the extent of any requested payment deferral, Lender may accept or decline to approve in its discretion).

(c)	Borrowers shall promptly prepare and, cooperatively with Lender and GM, endeavor to finalize the schedule of Customer Assets; and

(d)
Borrowers shall provide to Lender, immediately upon Borrower’s receipt or issuance (as the case may be), copies of any notices or other information provided to or from Borrowers under the GM Agreements.

(4)  Representations and Warranties. Each Borrower hereby represents, warrants and covenants that (a) the representations and warranties of Borrowers in the Financing Agreements, as modified by the updated and revised Schedules to the Information Certificate attached to the Third Amendment, are and remain accurate and complete in all material respects and (b) no Default or Event of Default exists or has occurred and is continuing as of the date hereof (after giving effect to this Letter Agreement).

(5)  Enforceability of Obligations; Waiver. Each Borrower hereby agrees that (i) the Financing Agreements are in full force and effect, and enforceable against each Borrower in accordance with their respective terms, and (ii) each Borrower has no offsets, claims or defenses to or in connection with the Obligations, or the terms of the Financing Agreements, all of which offsets, claims or defenses are hereby waived. Each Borrower hereby waives and affirmatively agrees not to challenge or otherwise pursue any and all defenses, affirmative defenses, counterclaims, claims, causes of action, setoffs or other rights that it may have relating to the Obligations, the Financing Agreements, or the Collateral therefore, including, but not limited to, any right to contest the Existing Events of Default under the Financing Agreements or any other Defaults or Events of Default, the liens and security interests in favor of Lender, or the conduct of Lender in administering any such Obligations or agreements.

October 12, 2004

(6)  Miscellaneous. Each Borrower hereby confirms that the Financing Agreements remain in full force and effect without amendment or modification of any kind, except for the amendments and modifications set forth herein. The execution and delivery of this Letter Amendment by Lender shall not be construed as a waiver by Lender of any other term, covenant, condition or agreement under the Financing Agreements. This Letter Agreement shall be deemed to be a Financing Agreement and, together with the other Financing Agreements, constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior dealings, correspondence, conversations or communications between the parties with respect to the subject matter hereof. This Letter Agreement may be executed in counterparts and/or by facsimile, and each such counterpart and facsimile shall be as valid as if an original signature.

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Signature Page to Waiver and Sixth Amendment to Loan and Security Agreement

If you accept and agree to the foregoing please sign and return the enclosed copy of this letter. Thank you.

Very truly yours, CONGRESS FINANCIAL CORPORATION (NEW ENGLAND) By: __________________________________ Name: _____________________________ Title: ______________________________

AGREED:

RAYBESTOS PRODUCTS COMPANY

By:  ________________________________
Name:
Title:

RAYTECH AUTOMOTIVE COMPONENTS COMPANY

By: _________________________________
Name:
Title: